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                                                  OMB Number  3235-0104
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FORM 3               U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1.   Name and Address of Reporting Person*

LITO, LLC
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   (Last)                            (First)              (Middle)

31 West 47th Street
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                                    (Street)

New York                               NY                 10036
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   (City)                            (State)                (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)

     August 14, 2001
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

MTN Holdings, Inc. (MTHC)
________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [ ]  Director                             [X]  10% Owner
     [ ]  Officer (give title below)           [ ]  Other (specify below)


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6.   If Amendment, Date of Original (Month/Day/Year)

________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
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Common Stock,
par value $0.0001 per share                  $10,800,000                 D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*  If the Form is filed by more than one Reporting Person, see Instruction
   5(b)(v).

                                                                          (Over)
                                                                 SEC 1473 (7-96)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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None
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Explanation of Responses:

(1)The filing of this statement shall not be construed as an admission that the undersigned is, for the purpose of Section 16 of the Securities Exchange Act of 1934 or otherwise, the beneficial owner of these securities.
**   Intentional misstatements or omissions of facts constitute Federal Criminal Violations.



                                                   LITO, LLC

                                                   By: /s/ Mordechai Spiegel                         August 24, 2001
                                                      -------------------------------------------    -----------------
                                                      Name:  Mordechai Spiegel                           Date
                                                      Title: Managing Member
                                                           **Signature of Reporting Person

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  File three copies of this Form, one of which must be manually signed.  If space provided is insufficient, see Instruction 6 for procedure.

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                                                                 SEC 1473 (7-96)